Exhibit 4.9

Consent letter

I, Zhang Zhuo (ID number: ***), am the legal spouse of Chen Lei (ID number: ***). I hereby unconditionally and irrevocably agree Chen Lei to sign the following documents (the “Transaction Documents”) on April 25, 2018, and agree to dispose of the equity interest in Hangzhou Aimi Network Technology Co., Ltd. held by and registered under Chen Lei in accordance with the provisions of the following documents:

(1)                         The Third Amended and Restated Equity Pledge Agreement entered into with Hangzhou Aimi Network Technology Co., Ltd., Hangzhou Weimi Network Technology Co., Ltd. and other relevant parties;

(2)                         The Third Amended and Restated Exclusive Option Agreement entered into with Hangzhou Aimi Network Technology Co., Ltd., Hangzhou Weimi Network Technology Co., Ltd. and other related parties; and

(3)                         The Third Amended and Restated Shareholders’ Voting Rights Proxy Agreement entered into with Hangzhou Aimi Network Technology Co., Ltd., Hangzhou Weimi Network Technology Co., Ltd. and other related parties.

I confirm that I am not entitled to any right with respect to the equity interest in Hangzhou Aimi Network Technology Co., Ltd., and undertake not to raise any claim on the equity interest in Hangzhou Aimi Network Technology Co., Ltd. I further confirm that Chen Lei’s performance of the Transaction Documents and further modification or termination of the Transaction Documents will not require my separate authorization or consent.

I undertake to sign all necessary documents and take all necessary actions to ensure the Transaction Documents (as amended from time to time) to be properly performed.

I hereby agree and undertake that if I obtain any equity interest in Hangzhou Aimi Network Technology Co., Ltd. for any reason, I shall be bound by the Transaction Documents (as amended from time to time) and abide by the obligations of the shareholders of Hangzhou Aimi Network Technology Co., Ltd. under the Transaction Documents (as amended from time to time), and for such purpose, once requested by Hangzhou Weimi Network Technology Co., Ltd., I shall sign a series of written documents with substantially the same form and content as the Transaction Documents (as amended from time to time).

/s/ Zhang Zhuo
(Spouse signature)

Date: April 25, 2018